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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    Form 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event period):  August 29, 1994
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                       UNITED ASSET MANAGEMENT CORPORATION
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             (Exact name of registrant as specified in its charter)


Delaware                                1-9215                   04-2714625
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(State or other jurisdiction         (Commission               (IRS Employer
of incorporation)                     File Number)           Identification No.)


One International Place, Boston, MA                      02110
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(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:            (617) 330-8900
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ITEM 5.   OTHER EVENTS



     The Company amended and restated its Reducing Credit Agreement (the Credit Agreement) as of August 29, 1994 whereby the aggregate amount of the commitments increased from $225,000,000 to $400,000,000. The Company may borrow, prepay and reborrow up to $400,000,000 through August 29, 1996. The principal amount of senior notes outstanding at that date will be payable in twelve equal quarterly installments through August 29, 1999. At the Company's current position, a commitment fee of 1/4 of 1% is payable on the daily average unused portion of the $400,000,000 commitment.

     The Credit Agreement calls for interest rates on amounts currently outstanding of: prime, 3/4 of 1% over LIBOR, 7/8 of 1% over certain certificate of deposit rates or a money market bid option. The money market bid option allows the Company to borrow up to $50,000,000 from members of the banking group at prevailing money market rates; any such borrowings are considered to be part of the $400,000,000 total commitment. In certain circumstances, the interest rate may increase up to an additional 3/4 of 1% and the commitment fee may increase up to an additional 1/4 of 1%.

     The Company is required to meet certain financial covenants, including covenants restricting dividends and repurchase of the Company's stock, and requiring the Company to maintain a minimum net worth, as defined. The Company must also continue to maintain certain minimum working capital, cash flow and debt to equity ratios.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              UNITED ASSET MANAGEMENT CORPORATION
                              -----------------------------------
                              Registrant



DATED:  October 11, 1994      By:  /s/ William H. Park
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                                   William H. Park
                                   Senior Vice President